Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 15, 2023, with respect to the financial statements of NKGen Biotech, Inc. included in the preliminary proxy statement / prospectus of Graf Acquisition Corp. IV. that is made as part of Amendment No. 4 to the Registration Statement (Form S-4 No. 333-271929) and Prospectus of Graf Acquisition Corp. IV. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California

August 10, 2023